EXHIBIT 99.1


[LOGO] FARMLAND(R)                                   [LOGO] CENEX HARVEST STATES



FOR IMMEDIATE RELEASE                        For further information, contact:
                                             Lani Jordan, Cenex Harvest States
                                             (651) 451-4946
                                             Sherlyn Manson, Farmland Industries
                                             (816) 459-6230


                   FARMER-OWNED CENEX HARVEST STATES, FARMLAND
                               PURSUE UNIFICATION

(May 6, 1999) - Farmland Industries and Cenex Harvest States Cooperatives announced today they will work toward complete combination of the two agricultural cooperatives as an opportunity to achieve greater growth, efficiencies and economic value for the farmers and ranchers who own them.

         The announcement followed approval of resolutions supporting the proposed unification by the Boards of Directors of Cenex Harvest States in St. Paul, Minn., and Farmland in Kansas City, Mo.

         "We see complete consolidation as an important step for our member-owners in the rapidly changing global marketplace," the chairmen of the two cooperatives' boards said in a joint statement. "Bringing Cenex Harvest States and Farmland together should provide greater opportunities for future growth and cost benefits that will position our farmer-owned system for success. This move was driven by our membership, which has been telling us for quite some time that our cooperatives should consider a full unification."

         Albert Shivley, manager of American Pride Co-op, Brighton, Colo., is chairman of the Farmland Board. Co-chairs of the Cenex Harvest States Board are Gerald Kuster, a Reynolds, N.D., farmer, and Elroy Webster, a Nicollet, Minn., farmer.

         A timetable adopted by the two companies calls for completing extensive study of the feasibility of the unification, developing capital and governance plans, and achieving required government clearance by late 1999, looking forward to agreement on the terms of a transaction and the execution of definitive documentation upon the completion of those steps. Member information meetings would take place in early 2000, followed by a vote to seek the required approval of the memberships of both cooperatives. While the two companies cannot assure that agreement will be reached or that the required


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Cenex Harvest States, Farmland pursue consolidation
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membership approval will be obtained, they have tentatively set June 1, 2000, as a goal for completing the transaction.

         "We see this as a tremendous opportunity to add more value in the agricultural foods system for all stakeholders - our farmer-owners, local cooperatives, foods customers and the end-consumer," said Cenex Harvest States Chief Executive Officer Noel Estenson and Farmland President and Chief Executive Officer H.D. "Harry" Cleberg. "These two cooperatives have complementary strengths and operations that would allow us to solidly position our farmer-owners to succeed in the consumer-driven global foods arena."

         Cleberg and Estenson added that their goal is to combine the two companies with minimal impact on employees.

         Farmland and Cenex Harvest States have been in separate discussions on combining their grain operations and their petroleum refining and pipeline businesses. The companies already have a significant alliance in the sales, distribution and marketing of petroleum and related products through Country Energy, LLC. They also have a joint venture involving the manufacture of pet foods.

         Farmland Industries, Inc., (www.farmland.com) is the largest farmer-owned cooperative in North America with 1998 company sales of $8.8 billion in all 50 states and 90 countries. When including Farmland's share of the sales of its affiliated businesses, sales were $11.9 billion. Focused on meeting the needs of its 600,000 farmer-owners in the United States, Canada and Mexico, Farmland is a highly diversified company with major business lines in crop production and crop protection products, livestock feeds, petroleum, grain processing and marketing, and the processing and marketing of pork and beef products.

         Cenex Harvest States (www.cenexharveststates.com) is a producer-to-consumer cooperative system owned by farmers, ranchers and their local co-ops from the Great Lakes to the Pacific Northwest and from the Canadian border to Texas. Fiscal 1998 revenues were $8 billion. This fully integrated agricultural foods cooperative operates oil refineries/pipelines and provides a wide variety of products and services ranging from grain marketing to food processing. Through a broad range of working partnerships, Cenex Harvest States also markets and distributes petroleum products, agronomic inputs and feed to rural America, as well as grain and processed food products to customers around the world.

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